Exhibit 8(a)

November 3, 2006

RAIT Investment Trust,

    1818 Market Street, 28th Floor,

        Philadelphia, Pennsylvania 19103.

Ladies and Gentlemen:

We have acted as counsel to RAIT Investment Trust, a Maryland real estate investment trust (“RAIT”), in connection with the planned merger (the “Merger”) of RT Sub Inc., a Maryland corporation (“Merger Sub”) and a subsidiary of RAIT, with and into Taberna Realty Finance Trust, a Maryland real estate investment trust (“Taberna”), pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of June 8, 2006, among Taberna, RAIT and Merger Sub, as described in the joint proxy statement and prospectus of RAIT and Taberna (the “Prospectus/Proxy Statement”), which is part of the Registration Statement on Form S-4 of RAIT filed in connection with the Merger, as amended (the “Registration Statement”). All capitalized terms used and not otherwise defined herein have the meanings provided in the Agreement.

For purposes of this opinion, we have reviewed the Agreement, the Prospectus/Proxy Statement, as amended, and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i) The Merger will be completed in the manner set forth in the Agreement and the Prospectus/Proxy Statement;

(ii) The factual representations contained in the letters of representation from RAIT and Taberna to us, both of which are dated November 3, 2006, were true and complete when made and will be true and complete at the Effective Time, in each case without regard to any qualifications as to knowledge, belief or intent; and

RAIT Investment Trust	-2-

(iii) Each of the Company and Parent qualifies as a real estate investment within the meaning of Section 856 of the Code (a “REIT”) for its taxable year in which the Effective Time occurs, in which regard we note the opinion of Clifford Chance US LLP, addressed to Parent and dated the date hereof, to the effect that the Company qualifies as a REIT, and the opinion of Ledgewood, PC, addressed to the Company and dated the date hereof, to the effect that Parent qualifies as a REIT, in each case, delivered in connection with the Prospectus/Proxy Statement.

On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable U.S. federal income tax law which may change prior to the Effective Time, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that each of RAIT and Taberna will be a party to such reorganization within the meaning of Section 368(b) of the Code.

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

                                  /s/ SULLIVAN & CROMWELL LLP